As filed with the Securities and Exchange Commission on August 2, 1996
                                                     Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ______________________

                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ______________________

                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                              13-3591193
    (State or other jurisdiction of        (I.R.S. Employer Identification
    incorporation or organization)                     Number)

                          One Insignia Financial Plaza
                                  P.O. Box 1089
                        Greenville, South Carolina 29602
               (Address of principal executive offices) (Zip code)

                                1995 Non-Employee
                           Director Stock Option Plan
                            (Full title of the Plan)

                               John K. Lines, Esq.
                          General Counsel and Secretary
                         Insignia Financial Group, Inc.
                          One Insignia Financial Plaza
                                  P.O. Box 1089
                        Greenville, South Carolina 29602
                                 (864) 239-1000
                      (Name, address and telephone number,
                   including area code, of agent for service)
                      _________________________________

                                   Copies to:
                             Arnold S. Jacobs, Esq.
                      Proskauer Rose Goetz & Mendelsohn LLP
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 969-3000
                        _________________________________

                         CALCULATION OF REGISTRATION FEE



                                         Proposed maximum     Proposed maximum     Amount of
Title of securities    Amount to be       offering price     aggregate offering    registration
to be registered        registered           per share            price                 fee
- --------------------------------------------------------------------------------

Class A Common         120,000 shares      $  13.5625         $1,627,500           $  561.21(2)
Stock, par value        20,000 shares      $  25.75           $  515,000           $  177.59(2)
$0.01 per share         10,000 shares      $  26.00           $  260,000           $   89.66(2)
                       250,000 shares(1)   $  20.75(2)        $5,187,500(2)        $1,788.79(2)
                                                                            Total  $2,617.25(2)

(1)The maximum number of shares as to which awards may be granted under the 1995 Non-Employee Director
   Stock Option Plan (the "Plan").



                                      1
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Sec rities Act of 1933 with respect to 150,000 shares and pursuant to Rule 457(c) as to 250,000 shares.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3.  Incorporation of Documents By Reference.

     The following documents filed with the Securities and Exchange Commission by Insignia Financial Group, Inc., a Delaware corporation (the "Corporation"), are incorporated herein by reference:

          (1) the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) the Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

          (3) the  Corporation's  Current  Report on Form 8-K dated  January 19,
     1996;

          (4) the  Corporation's  Current  Report on Form 8-K dated  January 29,
     1996;

          (5) the Corporation's Current Reports on Form 8-K each dated July 1, 1996; and

          (6) the description of the Corporation's Class A Common Stock, par value $0.01 per share, included in the Corporation's Registration Statement on Form 8-A, dated September 19, 1995, on Form 8-A/A(1) dated October 3, 1995 and on Form 8-A/A(2) dated June 21, 1996.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      Item 4.  Description of Securities.

      Not applicable.

      Item 5.  Interest of Named Experts and Counsel.

      Not applicable.

      Item 6.  Indemnification of Directors and Officers.

     The Corporation is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Seventh of the Certificate of Incorporation of the Corporation provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, and the Corporation has entered into agreements with 20 of its officers and directors with respect to such indemnification. Reference is made to the Certificate of Incorporation of the Corporation and such agreements, incorporated by reference as Exhibits to the Corporation's Registration Statement on Form S-1, File No. 33-67486.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Corporation's Certificate of Incorporation contains such a provision.

     The Corporation currently has a Directors and Officers Liability Insurance Policy (the "Policy") in place with Federal Insurance Company. The Policy is a "claims made" policy with a $5,000,000 policy aggregate. However, the Board of Directors believes that it serves the Corporation's best interest to supplement this coverage or any coverage which the Corporation may maintain in the future by agreeing by contract to indemnify directors and executive officers to the fullest extent permitted under applicable law.

     The form of Indemnification Agreement to be entered into by the Corporation with directors and executive officers of the Corporation is based on the provisions of the General Corporation Law of the State of Delaware, which are contained primarily in Section 145 of the General Corporate Law of the State of Delaware, but is intended to provide broader indemnification than that which is specifically provided by Section 145. The form of Indemnification Agreement provides generally that the Corporation will to the fullest extent permitted by applicable law indemnify the director or executive officer against expenses arising from any event or occurrence, either prior to or after the time the Indemnification Agreement is executed, related to the fact that such person is or was serving as a director or executive officer of the Corporation (or of another entity at the Corporation's request). To be indemnified, a party must meet the relevant standards of conduct, but the form of Indemnification
Agreement provides that such standard is presumed to have been met unless the Corporation demonstrates otherwise.

      Item 7.  Exemption from Registration Claimed.
      -------  ------------------------------------

      Not applicable.

     Item 8. Exhibits.
     -----------------

     4.1 Insignia 1995 Non-Employee Director Stock Option Plan.

     5 Opinion of Proskauer Rose Goetz & Mendelsohn LLP.

     23.1 Consent of Ernst & Young LLP (included on Pages II-7).

     23.2 Consent of Proskauer  Rose Goetz & Mendelsohn LLP (included in Exhibit
     5).

     24 Powers of Attorney.

     Item 9. Undertakings.
     ---------------------

      (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (iii);

                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on this 2nd day of August, 1996.

                                 INSIGNIA FINANCIAL GROUP, INC.

                                 By: /s/ Ronald Uretta
                                 ----------------------------------------------
                                       Ronald Uretta
                                       Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

 Signatures                       Title                      Date

                                Officer and Director
   Andrew L. Farkas            (Principal Executive Officer)

 /s/ Ronald Uretta             Chief Financial Officer     August 2, 1996
 ------------------------      (Principal Financial and
   Ronald Uretta               Accounting Officer)

 /s/ Robert J. Denison*        Director                    August 2, 1996
 ------------------------
   Robert J. Denison

 /s/ Robin L. Farkas*          Director                    August 2, 1996
 ------------------------
   Robin L. Farkas

/s/ Merril M. Halpern*         Director                    August 2, 1996
- -------------------------
   Merril M. Halpern

 /s/ John F. Jacques*          Director                    August 2, 1996
 ------------------------
   John F. Jacques

                               Director
- -------------------------
   Robert G. Koen

 /s/ Michael I. Lipstein*      Director                    August 2, 1996
 -------------------------
  Michael I. Lipstein

 /s/ Buck Mickel*              Director                    August 2, 1996
 -------------------------
   Buck Mickel

*By /s/ Ronald Uretta
- ----------------------
   Ronald Uretta
   Attorney-in-fact